Exhibit 99.1

COMPANY CONTACT

Chris King

(240) 744-1150

FOR IMMEDIATE RELEASE

MONDAY, MARCH 26, 2012

DIAMONDROCK CLOSES SALE OF THREE HOTEL PORTFOLIO TO INLAND AMERICAN

BETHESDA, MD, March 26, 2012 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it has completed the previously disclosed sale of a 3-hotel portfolio consisting of the 409-room Griffin Gate Marriott Resort & Spa in Lexington, Kentucky; the 521-room Renaissance Waverly in Atlanta, Georgia; and the 492-room Renaissance Austin in Austin, Texas. All of the hotels are subject to long-term management agreements with Marriott International, Inc. Inland American, through its affiliates, acquired the portfolio for a contractual sales price of $262.5 million. As part of the sale, the Company received approximately $10 million for hotel working capital and cash previously held in restricted escrow accounts, net of closing costs. The hotels collectively generated $21.1 million of Adjusted EBITDA for the Company in 2011. The Company expects to record a book gain on the transaction, which will be excluded from its reported Adjusted EBITDA.

“We are pleased to announce the completion of the sale of the three hotels to Inland American. We believe the disposition achieves three primary benefits for DiamondRock: (1) improves portfolio quality and market concentration; (2) enhances the Company’s already best-in-class balance sheet by reducing debt by $180 million and increasing corporate cash by approximately $93 million; and (3) further positions DiamondRock to be an opportunistic acquirer of hotels in 2012,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company.

Eastdil Secured advised DiamondRock on the sale of the hotel portfolio.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 23 premium hotels with approximately 10,500 rooms and holds one senior mortgage loan. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “anticipate,” “position,” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to those risks and uncertainties associated with our business described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on February 29, 2012. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in our expectations.

Reconciliation of Estimated Net Income to Estimated EBITDA and Estimated Net Operating Income ($000s)
2011 Actual
Estimated Net Income (Loss)	$(961)
Depreciation Expense	11,965
Interest Expense	10,102

Estimated EBITDA	$21,106
Escrow Contributions	(3,604)

Estimated Net Operating Income	$17,502

EBITDA is defined as net income (loss) before interest, income taxes, depreciation and amortization. We believe it is a useful financial performance measure for us and for our stockholders and is a complement to net income and other financial performance measures provided in accordance with GAAP. We use EBITDA to measure the financial performance of our operating hotels because it excludes expenses such as depreciation and amortization, income taxes and interest expense, which are not indicative of operating performance. By excluding interest expense, EBITDA measures our financial performance irrespective of our capital structure or how we finance our properties and operations. By excluding depreciation and amortization expense, which can vary from hotel to hotel based on a variety of factors unrelated to the hotels’ financial performance, we can more accurately assess the financial performance of our hotels. Under GAAP, hotels are recorded at historical cost at the time of acquisition and are depreciated on a straight-line basis. By excluding depreciation and amortization, we believe EBITDA provides a basis for measuring the financial performance of hotels unrelated to historical cost. However, because EBITDA excludes depreciation and amortization, it does not measure the capital we require to maintain or preserve our fixed assets. In addition, because EBITDA does not reflect interest expense, it does not take into account the total amount of interest we pay on outstanding debt nor does it show trends in interest costs due to changes in our borrowings or changes in interest rates. EBITDA, as calculated by us, may not be comparable to

EBITDA reported by other companies that do not define EBITDA exactly as we define the term. Because we use EBITDA to evaluate our financial performance, we reconcile it to net income (loss) which is the most comparable financial measure calculated and presented in accordance with GAAP. EBITDA does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to operating income or net income determined in accordance with GAAP as an indicator of performance or as an alternative to cash flows from operating activities as an indicator of liquidity.